Exhibit 99.1
Stratos International Receives Nasdaq Notice
Regarding Delay in Holding Annual Shareholders Meeting
Chicago (PR Newswire)—May 7, 2007 — Stratos International (Nasdaq: STLW), reported it has received a notice from Nasdaq indicating that, because Stratos failed to hold its 2006 annual meeting of shareholders prior to April 30, 2007 (the end of Stratos’ fiscal year), Nasdaq was initiating the process to delist Stratos’ securities from trading on The Nasdaq Global Market. Stratos has appealed the delisting determination and Nasdaq has scheduled a hearing on the matter in early June.
Stratos determined to delay holding its annual meeting of shareholders in light of its decision to explore strategic alternatives, including a possible sale of the company, which was announced on September 14, 2006. In connection with this process, Stratos retained CIBC World Markets Corp. as its exclusive financial advisor. Because Steel Partners II publicly announced that it planned to conduct a proxy contest with respect to election of directors and also indicated an interest in acquiring the company, Stratos’ board concluded that it would be impossible to conduct a meaningful strategic alternative process if control of the Board of Directors might change in the midst of the process.
Stratos has pursued this process, one in which Steel Partners II was invited to participate, for nearly eight months. As a consequence, Stratos currently is in negotiations in connection with the completion of the process. However, there can be no assurance that the negotiations will be resolved successfully or that any transaction will occur. Stratos plans to conduct its annual meeting as soon as practicable following resolution of the process.
In accordance with Nasdaq procedures, Stratos has requested a hearing with the Nasdaq Listing Qualifications Panel to appeal the delisting determination. Stratos’ shares will remain listed on Nasdaq Global Market under the ticker symbol STLW pending a decision by Nasdaq. There can be no assurance that Nasdaq will grant Stratos’ request for continued listing.
ABOUT STRATOS INTERNATIONAL
Stratos International, Inc. is a leading designer, developer and manufacturer of RF and microwave, as well as optical subsystems, components and interconnect products used in telecom, enterprise, military and video markets.
Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form-factors for telecom, datacom and harsh environment applications. This expertise, coupled with several strategic acquisitions, has allowed Stratos to amass a broad range of products and build a strong IP portfolio of more than 150 US patents issued and pending. Stratos currently serves more than 1,300 active customers, primarily in the telecom/datacom, military/aerospace and video markets.

Safe Harbor Statement
This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to Stratos as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; Stratos’ dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in Stratos’ annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.
For additional information, contact Barry Hollingsworth, Vice President & Chief Financial Officer at (708) 457-2379, or email at bhollingsworth@stratosintl.com. Website: www.stratosinternational.com.